As filed with the Securities and Exchange Commission on November 6, 2008

Registration Statement No. 333-72484

Registration Statement No. 333-20503

Registration Statement No. 33-29941

Registration Statement No. 33-19708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-3

Registration Statement No. 333-72484

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-3

Registration Statement No. 333-20503

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-3

Registration Statement No. 33-29941

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-3

Registration Statement No. 33-19708

UNDER

THE SECURITIES ACT OF 1933

Countrywide Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	4500 Park Granada Calabasas, CA 91302	26-2209742
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

PAUL G. LANE

Senior Vice President and Assistant General Counsel

Countrywide Financial Corporation

4500 Park Granada

Calabasas, CA 91302

(818) 225-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BOYD C. CAMPBELL, JR.

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Approximate date of commencement of the proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment to the Registration Statements on Form S-3 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-3 (collectively, the “Registration Statements”):

•

File No. 333-72484, registering 11,334,947 shares of the Registrant’s common stock in connection with the Countrywide Credit Industries, Inc. Dividend Reinvestment and Stock Purchase Plan. This plan has been in effect for many years, and the Registrant is unable to determine how many shares were sold thereunder and remain unsold under this Registration Statement.

•

File No. 333-20503, registering 213,439 shares of the Registrant’s common stock in connection with a secondary offering of shares issued to ESOP Trust of Leshner Financial, Inc. for resale as a selling shareholder. The Registrant is unable to determine the number of shares sold, and thus the number of shares remaining unsold, under this Registration Statement.

•

File No. 33-29941, registering $400,000,000 aggregate principal amount of the Registrant’s debt securities, which was declared effective on or around July 26, 1989. The Registrant registered these securities for sale in 1989 and is unable to determine the amount of securities sold, and thus the amount remaining unsold, under this Registration Statement.

•

File No. 33-19708, registering $500,000,000 aggregate principal amount of the Registrant’s debt securities, which was declared effective on or around January 26, 1988. The Registrant estimates that approximately $409,370,000 aggregate principal amount of securities were sold, and thus approximately $90,630,000 aggregate principal amount of securities remain unsold, under this Registration Statement.

This Post-Effective Amendment to the Registration Statements is being filed solely to deregister any and all securities previously registered under the Registration Statements that remain unsold.

Item 8. Exhibits.

The following exhibit is filed with or incorporated by reference into this Post-Effective Amendment to the Registration Statements.

Exhibit No.	Description of Exhibit
24(a)	Power of Attorney*

*	Previously filed.

SIGNATURES.

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 5th day of November, 2008.

COUNTRYWIDE FINANCIAL CORPORATION

By:	*
Jack W. Schakett
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President and Chief Executive Officer (Principal Executive Officer)	November 5, 2008
Jack W. Schakett

*	Chief Financial Officer (Principal Financial Officer)	November 5, 2008
Anne D. McCallion

*	Director	November 5, 2008
Greg Hobby

*	Director	November 5, 2008
Helen Eggers

* Helga Houston	Director	November 5, 2008

* Laura K. Milleman	Senior Managing Director, Chief Accounting Officer, Countrywide Home Loans, Inc. (Principal Accounting Officer)	November 5, 2008

*By:	/s/ Paul G. Lane	November 5, 2008
Paul G. Lane
Attorney-in-Fact